Exhibit (a)(15)

[PORTAL LOGO APPEARS HERE]		Press Release

10200 South De Anza Boulevard, Cupertino, California 95014 USA	www.portal.com	Tel: +1 408.572.2000

Portal Software Reminds Shareholders of Tender Offer Expiration

Offer Set to Expire at Midnight EDT on June 6

Cupertino, Calif. (June 5, 2006) — Portal Software, Inc. (NASDAQ: PRSF.PK), today reminds its shareholders that the tender offer by Oracle Corporation (NASDAQ: ORCL) is set to expire at 12:00 midnight EDT on June 6, 2006. Portal’s Board of Directors and Executive Team recommend and encourage stockholders to tender their shares immediately. Shareholders needing assistance should contact Portal Investor Relations at 408-572-2345, or MacKenzie Partners at (800) 322-2885 or (212) 929-5500.

On April 12, 2006, Oracle announced its intention to acquire Portal Software through a cash tender offer for $4.90 per share, or approximately $220 million. Portal’s management and employees will form a dedicated global communications business unit within Oracle concentrating on billing and revenue management.

Portal has made available a presentation, providing an overview of the factors considered by Portal in evaluating strategic alternatives and the process involved in seeking a buyer. Portal stockholders can download the presentation at http://investor.portal.com/.

About Portal Software, Inc.

Portal is the leading worldwide provider of billing and Revenue Management solutions for the global communications and media markets. The company delivers the only platform for the end-to-end management of customer revenue across offerings, channels, and geographies. Portal’s solutions enable companies to dramatically accelerate the launch of innovative, profit-rich services while significantly reducing the costs associated with legacy billing systems.

MediaContact

Andrea Ward, anward@portal.com, 408-572-3958

© 1996-2006. PORTAL, and the PORTAL LOGO are trademarks or registered trademarks in the United States and in other countries, all owned by Portal Software, Inc. or its subsidiaries

THIS INFORMATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY PORTAL SOFTWARE’S COMMON STOCK IS ONLY MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT ORACLE CORPORATION, ORACLE SYSTEMS CORPORATION AND POTTER ACQUISITION CORPORATION FILED ON APRIL 25, 2006 AND AS SUBSEQUENTLY AMENDED. STOCKHOLDERS SHOULD READ THE OFFER TO PURCHASE AND RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS CAN OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV FROM MACKENZIE PARTNERS, THE INFORMATION AGENT FOR THE OFFER, FROM PORTAL SOFTWARE, INC. OR FROM ORACLE CORPORATION.

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Portal Press Release	June 5, 2006